Contacts: William R. Gargiulo, Jr. Michele Greco	231.526.1244 312.595.9123

The Female Health Company Reports 21% Rise in Net Revenues and
55% Increase in Operating Income for Second Quarter of FY2013

Diluted E.P.S. Increase 71% to $0.12, Versus $0.07 in Prior-Year Quarter

Second Quarter Results:
●	Unit sales increase 20% to 16.7 million units
●	Net revenues rise 21% to $9.5 million
●	Gross profit improves 21% to $5.5 million
●	Operating income increases 55% to $3.4 million
●	Diluted EPS increase 71% to $0.12

Upcoming quarterly cash dividend increased 17% to $0.07 per share

Six-Month Results:
●	Unit sales increase 16% to 33.8 million units
●	Net revenues rise 18% to $19.4 million
●	Gross profit improves 20% to $11.5 million
●	Operating income increases 41% to $7.0 million
●	Diluted EPS increase 50% to $0.24

CHICAGO, May 2, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported its operating results for the second quarter and first half of FY2013. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

“We are pleased with the outstanding results achieved by the Company in the second quarter of Fiscal 2013, particularly the growth in revenues and operating income,” noted O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company, “The 20% increase in second quarter unit sales reflects increasing global demand for the FC2 Female Condom.  In Fiscal 2012, we expanded our FC2 production capacity in Malaysia by approximately 20% in anticipation of continued growth in demand.  We currently have the capability to manufacture approximately 100 million FC2 Female Condoms annually, compared with total shipments of 61.6 million units in the fiscal year ended September 30, 2012.”

“We believe the rising demand for FC2 reflects a growing awareness of the dual protection that FC2 provides against both unintended pregnancy and sexually transmitted infections (STIs).  This was evident in the U.K. Government’s recent release of funding specifically allocated for the purchase of 17 million female condoms and 3 million contraceptive implants, in accordance with the goals established by the Summit on Family Planning that was held in London last July.  Growing recognition that FC2 can empower women with respect to family planning significantly expands the potential market for female condoms, which have traditionally been viewed as primarily an important tool in the battle against STIs, including HIV/AIDS, which remains the leading cause of death worldwide among women 15 to 44 years of age.”

“We are proud of our Company’s ability to generate strong growth in unit shipments, net revenues, and operating income while maintaining a strong balance sheet,” continued Parrish. “The Company generated approximately $5.0 million in cash from its operations during the first half of Fiscal 2013. During the six months ended March 31, 2013, we increased the amount of non-restricted cash on our balance sheet by 16% to $6.1 million after paying two quarterly cash dividends of $0.06 per share each, and we recently announced a 17% increase in our quarterly cash dividend payout to $0.07 per share.  This was the second time we have increased the cash dividend since we implemented a cash dividend policy in January 2010. The new annualized cash dividend rate of $0.28 per share provides shareholders with a 3.8% current yield, based upon yesterday’s closing stock price of $7.45 per share.”

For the three months ended March 31, 2013, FC2 unit sales increased 19.6% when compared with the second quarter of FY2012, to 16.7 million units. Net revenues increased 21.0% to approximately $9.5 million, compared with approximately $7.8 million in the three months ended March 31, 2012.

Gross profit increased 21.0% to $5,520,116, or 58.2% of net revenues, compared with $4,560,969, or 58.2% of net revenues, in the second quarter of FY2012.

Operating expenses for the quarter ended March 31, 2013 decreased 9.8% to $2,163,429, versus operating expenses of $2,397,738 in the second quarter of FY2012.  The decrease is primarily due a reduction in the incentive compensation as the Company accrued for higher incentive target thresholds in fiscal 2012.

Operating income increased 55.2% to $3,356,687 in the three months ended March 31, 2013, compared with $2,163,231 in the prior-year quarter.  The increase is primarily due to higher unit sales.

Interest, net and other income for the three months ended March 31, 2013 totaled $280,977, an increase of $280,720 from the same period in FY2012, when interest, net and other income totaled $257. The increase was primarily due to a one-time payment received due to the demutualization of an insurance carrier.

Currency losses of $29,626 and $32,223 were recorded during second quarter of FY2013 and FY2012, respectively.

The Company recorded income tax expense of $116,369 and $226,836 during the quarters ended March 31, 2013 and 2012, respectively.

Net income increased 83.3% to $3,491,669, or $0.12 per diluted share, in the second quarter of FY2013, versus net income of $1,904,429, or $0.07 per diluted share, in the second quarter of FY2012.

Under the Stock Repurchase Program, during the three months ended March 31, 2013, the Company repurchased 18,125 common shares in a private repurchase transaction and 10,000 shares in an open market repurchase transaction. As previously announced, the Company plans to increase activity under its Stock Repurchase Program.

For the six months ended March 31, 2013, unit sales increased 16.1% over the prior-year period to 33.8 million units. Net revenues increased 17.7% to approximately $19.4 million, compared with approximately $16.5 million in the six months ended March 31, 2012.

Gross profit increased 19.9% to $11,486,315, or 59.2% of net revenues, in the first half of FY2013, compared with $9,577,113, or 58.2% of net revenues, in the first six months of FY2012.

Operating expenses for the six months ended March 31, 2013 decreased 2.2% to $4,528,594 when compared with operating expenses of $4,630,602 in the six months ended March 31, 2012.

Operating income increased 40.7% to $6,957,721 in the six months ended March 31, 2013, compared with $4,946,511 in the prior-year period. The increase was primarily due to higher unit sales.

Interest, net and other income for the six months ended March 31, 2013 totaled $276,733, an increase of $276,121 from the same period in FY2012, when interest, net and other income totaled $612.  The increase was primarily due to a one-time payment received due to the demutualization of an insurance carrier.

The Company recorded a currency loss of $66,893 for the six months ended March 31, 2013 and a currency loss of $84,529 for the six months ended March 31, 2012.

The Company recorded income tax expense of $142,046 and $298,221 during the six-month periods ended March 31, 2013 and 2012, respectively.

Net income rose 53.9% to $7,025,515, or $0.24 per diluted share, in the first six months of FY2013, compared with net income of $4,564,373, or $0.16 per diluted share, in the corresponding period of the previous fiscal year.

During the first six months of FY2013, the Company generated positive cash flow from operations of approximately $5.0 million, paid two quarterly cash dividends of $0.06 per share each, ended the period with $6.1 million in cash and remained debt-free.

As previously announced, the Company’s Board of Directors has declared a quarterly cash dividend of $0.07 per share, representing a 17% increase from the previous quarterly dividend rate.  The $0.07 per share cash dividend is payable on May 8, 2013 to stockholders of record as of May 1, 2013.

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating income guidance,” added Parrish. “Management intends to provide general comments each quarter regarding the Company’s outlook, based on information available at the time.   Currently, we believe that, following a record year in FY2012 and the strong first and second quarters of Fiscal 2013 the Company will continue to achieve increased revenue and operating income in the current fiscal year.”

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, May 2, 2013, to discuss its second quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Thursday, May 9, 2013 by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID# 10028101.  After May 9, 2013, the replay of the call will be available on the Company’s website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 139 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, the outlook for FY 2013, the continuation of cash dividends in future periods and the timing and amount of repurchases under the Stock Repurchase Program. Repurchases under the Stock Repurchase Program will depend upon market prices, trading volume, available cash and other factors, and, therefore, there is no guarantee as to the number of shares that may be repurchased. These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at www.femalehealth.com and www.femalecondom.org. To be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets
	March 31,	September 30,
	2013	2012
Cash	$6,147,350	$5,290,780
Restricted cash	52,069	4,682
Accounts receivable, net	7,391,616	7,268,917
Income tax receivable	28,384	27,369
Inventory, net	2,479,904	1,458,199
Prepaid expenses and other current assets	638,243	624,268
Deferred income taxes	2,152,000	2,152,000
Total current assets	18,889,566	16,826,215

Other non-current assets	127,490	122,336
Plant and equipment, net	2,349,400	2,349,876
Deferred income taxes	11,148,000	11,148,000
Total assets	$32,514,456	$30,446,427

Accounts payable	$1,711,280	$1,775,327
Accrued expenses and other current liabilities	1,353,713	1,095,732
Accrued compensation	1,200,432	2,964,812
Accrued dividends	2,021,420	24,570
Total current liabilities	6,286,845	5,860,441

Deferred rent	78,849	90,902
Deferred grant income	70,234	82,650
Deferred income taxes	192,425	194,244
Total liabilities	6,628,353	6,228,237

Total stockholders’ equity	25,886,103	24,218,190
Total liabilities and stockholders' equity	$32,514,456	$30,446,427

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended March 31,
	2013	2012

Net revenues	$9,476,866	$7,831,364

Cost of sales	3,956,750	3,270,395
Gross profit	5,520,116	4,560,969

Operating expenses	2,163,429	2,397,738

Operating income	3,356,687	2,163,231

Interest, net and other income	280,977	257
Foreign currency transaction loss	(29,626)	(32,223)

Income before income taxes	3,608,038	2,131,265

Income tax expense	116,369	226,836
Net income	$3,491,669	$1,904,429

Net income per basic common share outstanding	$0.12	$0.07

Basic weighted average common shares outstanding	28,389,977	27,557,587

Net income per diluted common share outstanding	$0.12	$0.07

Diluted weighted average common shares outstanding	28,754,322	29,047,011

Cash dividends declared per common share	$0.07	$0.06

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Six Months Ended March 31,
	2013	2012

Net revenues	$19,387,093	$16,465,806

Cost of sales	7,900,778	6,888,693
Gross profit	11,486,315	9,577,113

Operating expenses	4,528,594	4,630,602

Operating income	6,957,721	4,946,511

Interest, net and other income	276,733	612
Foreign currency transaction loss	(66,893)	(84,529)

Income before income taxes	7,167,561	4,862,594

Income tax expense	142,046	298,221
Net income	$7,025,515	$4,564,373

Net income per basic common share outstanding	$0.25	$0.17

Basic weighted average common shares outstanding	28,361,357	27,518,587

Net income per diluted common share outstanding	$0.24	$0.16

Diluted weighted average common shares outstanding	28,724,321	28,972,689

Cash dividends declared per common share	$0.19	$0.16